Exhibit 99.1
Bright Horizons Family Solutions Reports Fourth Quarter and Full Year 2021 Financial Results
NEWTON, MA.-- (BUSINESS WIRE) -- February 16, 2022 -- Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help employers support employees across life and career stages, today announced financial results for the fourth quarter and full year of 2021 and provided guidance for 2022.
Fourth Quarter 2021 Highlights (compared to fourth quarter 2020):
•Revenue of $463 million (increase of 23%)
•Income from operations of $35 million (increase of $27 million)
•Net income of $18 million and diluted earnings per common share of $0.29 (increases of $15 million and $0.25, respectively)
Non-GAAP measures:
•Adjusted income from operations* of $46 million (increase of 152%)
•Adjusted EBITDA* of $79 million (increase of 49%)
•Adjusted net income* of $39 million and diluted adjusted earnings per common share* of $0.65 (increases of 76% and 81%, respectively)
Year Ended December 31, 2021 Highlights (compared to year ended December 31, 2020):
•Revenue of $1.8 billion (increase of 16%)
•Income from operations of $129 million (increase of 142%)
•Net income of $70 million and diluted earnings per common share of $1.15 (increases of 161% and 156%, respectively)
Non-GAAP measures:
•Adjusted income from operations* of $140 million (increase of 53%)
•Adjusted EBITDA* of $272 million (increase of 21%)
•Adjusted net income* of $121 million and diluted adjusted earnings per common share* of $1.99 (increases of 30% and 28%, respectively)
“I am pleased to report a solid fourth quarter and overall financial performance for 2021,” said Stephen Kramer, Chief Executive Officer. “I am immensely proud of our global team’s resilience and focus on quality service delivery in what has been a challenging and dynamic operating environment.”
“Amid the ongoing COVID-19 disruption, we have continued to invest in our long-term success. We have taken important steps to extend our market position, deepen our global client relationships, and strengthen our employee value proposition. As we turn the page on 2021 and look ahead to 2022 and beyond, I remain confident that our critical services and durable business model will continue to deliver long-term growth and value as we deliver solutions that meet the changing needs of working parents and learners.”
Fourth Quarter 2021 Results
Revenue increased $85.6 million, or 23%, in the fourth quarter of 2021 from the fourth quarter of 2020, primarily attributable to enrollment gains at our centers, and to a lesser extent, expanded sales and utilization of back-up care services. While enrollment in our child care centers continues to improve, our centers are still operating below pre-COVID-19 enrollment levels.

Income from operations was $35.3 million for the fourth quarter of 2021 compared to $7.9 million for the same period in 2020. The increase in income from operations reflects improved gross profit contributions in the full service center-based child care segment resulting from higher enrollment compared to the prior period. The reduction in income from operations in our back-up care services reflects the shift in service delivery mix with increasing utilization of traditional in-home and center-based care compared to the prior year. Net income was $17.7 million for the fourth quarter of 2021 compared to $2.6 million in the same 2020 period, an increase of $15.1 million, due to the increase in income from operations, partially offset by a higher effective tax rate. Diluted earnings per common share was $0.29 for the fourth quarter of 2021 compared to $0.04 for the fourth quarter of 2020.
In the fourth quarter of 2021, adjusted EBITDA* increased $26.0 million, or 49%, to $78.8 million, and adjusted income from operations* increased $28.0 million, or 152%, to $46.5 million from the fourth quarter of 2020, due primarily to the increase in gross profit in the full service center-based child care segment, partially offset by reduced contributions from our back-up care services. Adjusted net income* increased by $16.8 million, or 76%, to $39.0 million, due to the increase in income from operations, partially offset by a higher effective tax rate. Diluted adjusted earnings per common share* was $0.65 for the fourth quarter of 2021 compared to $0.36 in the same period in 2020.
As of December 31, 2021, the Company had more than 1,350 client relationships with employers across a diverse array of industries, and operated 1,014 early education and child care centers with the capacity to serve approximately 114,000 children and their families, of which 977 centers were open.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, impairment costs and other costs incurred due to the impact of COVID-19 including center closing costs, loss on extinguishment of debt, transaction costs, and duplicative corporate office costs. Adjusted income from operations represents income from operations before impairment costs and other COVID-19 related costs, transaction costs, and duplicative corporate office costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, impairment costs and other COVID-19 related costs, loss on extinguishment of debt, transaction costs, duplicative corporate office costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Balance Sheet and Liquidity
Bright Horizons has a strong balance sheet, with $261 million of cash and cash equivalents and $400 million available for borrowing under the revolving credit facility at December 31, 2021. For the year ended December 31, 2021, we generated approximately $227.3 million of cash from operations, compared to $209.6 million for the same period in 2020, and made investments in fixed assets, acquisitions and other investments totaling $117.4 million, compared to $83.8 million for the same period in the prior year.
2022 Outlook
Although the ongoing effects of the COVID-19 pandemic continue to affect our global operations, we remain focused on our strategic priorities to deliver high-quality education, care and workforce services. Based on current trends and expectations, we currently expect fiscal year 2022 revenue to be in the range of $2.05 billion to $2.15 billion, and diluted adjusted earnings per common share in the range of $3.20 to $3.40. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the fourth quarter 2021 and full year 2021 results, as well as the Company’s updated business outlook, its strategy and operating expectations.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through March 9, 2022 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13721004.  A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.

Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, the effects of the ongoing COVID-19 pandemic on our operations, our investments, our value proposition, our market position, our client relations, our future opportunities and business model, our recovery, enrollment, our long-term growth and value, estimated effective tax rate and tax expense and benefits, our solutions and ability to respond to changing demands, our future business and financial performance, and our 2022 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, prolonged disruptions to our operations as a result of the ongoing COVID-19 pandemic, including current conditions and future developments in the public health arena; the continued impact of COVID-19 on the global economy; developments in the persistence and treatment of COVID-19 and its variants; the approval, delivery, effectiveness and public acceptance of vaccines for adults and children; vaccine and workplace mandates; the availability or lack of government support; changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the tight labor market for teachers and staff and ability to hire and retain talent; the possibility that acquisitions may disrupt our operations and expose us to additional risk; increased costs resulting from recommended or mandated enhanced health and safety protocols and physical distancing; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; changes in tax rates or policies or in rates of inflation; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed March 1, 2021, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of future impairment and other COVID-19 related costs, transaction costs, excess income tax benefits, as well as gains or losses from the early retirement of debt and the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, please see the reconciliation of GAAP financial measures to non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workplace education services.  For 35 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally.  Bright Horizons operates approximately 1,000 early education and child care centers in the United States, the United Kingdom, the Netherlands, and India, and serves more than 1,350 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2021	%	2020	%
	(In thousands, except share data)
Revenue	$462,656	100.0%	$377,078	100.0%
Cost of services	355,250	76.8%	301,795	80.0%
Gross profit	107,406	23.2%	75,283	20.0%
Selling, general and administrative expenses	65,118	14.1%	59,646	15.8%
Amortization of intangible assets	6,980	1.5%	7,771	2.1%
Income from operations	35,308	7.6%	7,866	2.1%
Loss on extinguishment of debt	(2,571)	(0.5)%	—	—%
Interest expense — net	(8,350)	(1.8)%	(9,161)	(2.4)%
Income (loss) before income tax	24,387	5.3%	(1,295)	(0.3)%
Income tax benefit (expense)	(6,694)	(1.5)%	3,850	1.0%
Net income	$17,693	3.8%	$2,555	0.7%

Earnings per common share:
Common stock — basic	$0.29		$0.04
Common stock — diluted	$0.29		$0.04

Weighted average common shares outstanding:
Common stock — basic	59,886,195		60,373,284
Common stock — diluted	60,309,067		61,234,747

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Years Ended December 31,
	2021	%	2020	%
	(In thousands, except share data)
Revenue	$1,755,307	100.0%	$1,515,093	100.0%
Cost of services	1,340,296	76.4%	1,210,544	79.9%
Gross profit	415,011	23.6%	304,549	20.1%
Selling, general and administrative expenses	256,821	14.6%	219,563	14.5%
Amortization of intangible assets	29,172	1.6%	31,652	2.1%
Income from operations	129,018	7.4%	53,334	3.5%
Loss on extinguishment of debt	(2,571)	(0.2)%	—	—%
Interest expense — net	(36,099)	(2.1)%	(37,682)	(2.5)%
Income before income tax	90,348	5.1%	15,652	1.0%
Income tax benefit (expense)	(19,889)	(1.1)%	11,340	0.8%
Net income	$70,459	4.0%	$26,992	1.8%

Earnings per common share:
Common stock — basic	$1.16		$0.45
Common stock — diluted	$1.15		$0.45

Weighted average common shares outstanding:
Common stock — basic	60,312,690		59,533,104
Common stock — diluted	60,871,399		60,309,985

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2021	2020
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$260,980	$384,344
Accounts receivable — net	210,971	176,617
Prepaid expenses and other current assets	68,320	63,224
Total current assets	540,271	624,185
Fixed assets — net	598,134	628,757
Goodwill	1,481,725	1,431,967
Other intangible assets — net	251,032	274,620
Operating lease right-of-use assets	696,425	717,821
Other assets	72,460	49,298
Total assets	$3,640,047	$3,726,648
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$16,000	$10,750
Accounts payable and accrued expenses	197,366	194,551
Current portion of operating lease liabilities	87,341	87,181
Deferred revenue and other current liabilities	321,468	238,332
Total current liabilities	622,175	530,814
Long-term debt — net	976,396	1,020,137
Operating lease liabilities	703,911	729,754
Deferred income taxes	48,509	45,951
Other long-term liabilities	109,780	116,195
Total liabilities	2,460,771	2,442,851
Total stockholders’ equity	1,179,276	1,283,797
Total liabilities and stockholders’ equity	$3,640,047	$3,726,648

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended December 31,
	2021	2020
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$70,459	$26,992
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,830	111,662
Stock-based compensation expense	23,060	20,996
Impairment losses	10,582	28,355
Loss on extinguishment of debt	2,571	—
Deferred income taxes	(4,996)	(12,277)
Other non-cash adjustments — net	9,701	2,010
Changes in assets and liabilities	7,046	31,834
Net cash provided by operating activities	227,253	209,572
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(57,662)	(72,834)
Purchases of debt securities and other investments	(29,912)	(25,705)
Proceeds from the maturity of debt securities and sale of other investments	24,080	22,968
Payments and settlements for acquisitions — net of cash acquired	(53,895)	(8,254)
Net cash used in investing activities	(117,389)	(83,825)
CASH FLOWS FROM FINANCING ACTIVITIES:
Extinguishment of long-term debt	(1,026,625)	—
Borrowings of long-term debt	992,298	—
Proceeds from stock issuance — net of issuance costs	—	249,790
Purchase of treasury stock	(213,830)	(32,658)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	37,503	38,843
Taxes paid related to the net share settlement of stock options and restricted stock	(8,662)	(12,173)
Principal payments of long-term debt	(8,063)	(10,750)
Payments for debt issuance costs	(2,057)	(2,818)
Payments of contingent consideration for acquisitions	(594)	(1,238)
Net cash provided by (used in) financing activities	(230,030)	228,996
Effect of exchange rates on cash, cash equivalents and restricted cash	(3,018)	2,530
Net increase (decrease) in cash, cash equivalents and restricted cash	(123,184)	357,273
Cash, cash equivalents and restricted cash — beginning of year	388,465	31,192
Cash, cash equivalents and restricted cash — end of year	$265,281	$388,465

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory and other services	Total
	(In thousands)
Three months ended December 31, 2021
Revenue	$338,579	$94,067	$30,010	$462,656
Income (loss) from operations	(4,596)	31,391	8,513	35,308
Adjusted income from operations (1)	6,564	31,391	8,513	46,468
As a percentage of revenue	2%	33%	28%	10%

Three months ended December 31, 2020
Revenue	$263,433	$85,173	$28,472	$377,078
Income (loss) from operations	(39,898)	39,114	8,650	7,866
Adjusted income (loss) from operations (2)	(29,311)	39,114	8,650	18,453
As a percentage of revenue	(11)%	46%	30%	5%
(1)Adjusted income from operations in 2021 for the full service center-based child care segment represents loss from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $10.6 million for fixed assets and operating lease right-of-use assets, and transaction costs of $0.6 million related to completed acquisitions.
(2)Adjusted income (loss) from operations in 2020 for the full service center-based child care segment represents loss from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $7.6 million for fixed assets and operating lease right-of-use assets, $1.5 million in costs primarily associated with the closure of centers, including related severance and facilities costs, and $1.4 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020.

	Full service center-based child care	Back-up care	Educational advisory and other services	Total
	(In thousands)
Year ended December 31, 2021
Revenue	$1,297,208	$351,103	$106,996	$1,755,307
Income (loss) from operations	(8,431)	115,173	22,276	129,018
Adjusted income from operations (1)	2,729	115,173	22,276	140,178
As a percentage of revenue	—%	33%	21%	8%

Year ended December 31, 2020
Revenue	$1,032,266	$388,294	$94,533	$1,515,093
Income (loss) from operations	(155,382)	182,938	25,778	53,334
Adjusted income (loss) from operations (2)	(119,106)	185,066	25,778	91,738
As a percentage of revenue	(12)%	48%	27%	6%
(1)Adjusted income from operations in 2021 for the full service center-based child care segment represents loss from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $10.6 million for fixed assets and operating lease right-of-use assets, and transaction costs of $0.6 million related to completed acquisitions.
(2)Adjusted income (loss) from operations in 2020 for the full service center-based child care segment represents loss from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $26.2 million for fixed assets and operating lease right-of-use assets, $6.6 million in costs primarily associated with the closure of centers, including related severance and facilities costs, and $3.5 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020. Adjusted income from operations for the back-up care segment represents income from operations excluding impairment costs incurred of $2.1 million related to an equity investment due to the impact of COVID-19.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(In thousands, except share data)
Net income	$17,693	$2,555	$70,459	$26,992
Interest expense — net	8,350	9,161	36,099	37,682
Income tax expense (benefit)	6,694	(3,850)	19,889	(11,340)
Depreciation	18,992	20,718	79,658	80,010
Amortization of intangible assets (a)	6,980	7,771	29,172	31,652
EBITDA	58,709	36,355	235,277	164,996
As a percentage of revenue	13%	10%	13%	11%
Additional adjustments:
COVID-19 related costs (b)	10,582	9,150	10,582	34,918
Stock-based compensation expense (c)	6,325	5,858	23,060	20,996
Loss on extinguishment of debt	2,571	—	2,571	—
Other costs (d)	578	1,437	578	3,486
Total adjustments	20,056	16,445	36,791	59,400
Adjusted EBITDA	$78,765	$52,800	$272,068	$224,396
As a percentage of revenue	17%	14%	16%	15%

Income from operations	$35,308	$7,866	$129,018	$53,334
COVID-19 related costs (b)	10,582	9,150	10,582	34,918
Other costs (d)	578	1,437	578	3,486
Adjusted income from operations	$46,468	$18,453	$140,178	$91,738
As a percentage of revenue	10%	5%	8%	6%

Net income	$17,693	$2,555	$70,459	$26,992
Income tax expense (benefit)	6,694	(3,850)	19,889	(11,340)
Income (loss) before income tax	24,387	(1,295)	90,348	15,652
Amortization of intangible assets (a)	6,980	7,771	29,172	31,652
COVID-19 related costs (b)	10,582	9,150	10,582	34,918
Stock-based compensation expense (c)	6,325	5,858	23,060	20,996
Loss on extinguishment of debt	2,571	—	2,571	—
Other costs (d)	578	1,437	578	3,486
Adjusted income before income tax	51,423	22,921	156,311	106,704
Adjusted income tax expense (e)	(12,393)	(722)	(34,915)	(13,155)
Adjusted net income	$39,030	$22,199	$121,396	$93,549
As a percentage of revenue	8%	6%	7%	6%

Weighted average common shares outstanding — diluted	60,309,067	61,234,747	60,871,399	60,309,985
Diluted adjusted earnings per common share	$0.65	$0.36	$1.99	$1.55

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(Unaudited)
(a)Represents amortization of intangible assets, including quarterly amortization expense of $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)COVID-19 related costs represent impairment costs for investments and long-lived assets primarily as a result of center closures and decreases in the fair values for certain centers that were open or temporarily closed, and other costs incurred as a result of the impact of COVID-19 on our operations and related management actions. For the three and twelve months ended December 31, 2021, impairment costs totaled $10.6 million related to the full service center-based child care segment. For the three months ended December 31, 2020, impairment costs totaled $7.6 million related to the full service center-based child care segment, and for the year ended December 31, 2020, impairment costs totaled $28.3 million, of which $26.2 million related to the full service center-based child care segment, and $2.1 million related to the back-up care segment. Other COVID-19 related costs totaled $1.5 million and $6.6 million for the three and twelve months ended December 31, 2020, respectively, and were primarily associated with the closure of centers, including severance and facilities costs.
(c)Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(d)Other costs in the three and twelve months ended December 31, 2021 represent transaction costs incurred in connection with completed acquisitions. Other costs in the three and twelve months ended December 31, 2020 relate to occupancy costs incurred for our new corporate headquarters during the construction period, which represented duplicative office costs in 2020 while we also continued to carry the costs for our previous corporate headquarters.
(e)Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 24% and 22% for the three and twelve months ended December 31, 2021, respectively, and approximately 3% and 12% for the three and twelve months ended December 31, 2020. The tax rate for 2021 represents a tax rate of approximately 28% applied to the adjusted income before income tax, less the effect of excess tax benefits related to equity transactions, which were $7.8 million in 2021.